Exhibit 4.28

Loan Agreement

By and between

Xin WANG

Yuanwei Xie

And

Zhilian Wangpin (Beijing) Technology Co., Ltd

June 20, 2014

Loan Agreement

This Loan Agreement (this “Agreement”) is entered into as of June 20, 2014 in Beijing, the People’s Republic of China (“PRC”) by and among:

Party A: Xin WANG

Residence: Room 106, Building 16, No. 39 Xinzhuangcun, Xuanwu District, Nanjing

ID Card No.: ***

Party B: Yuanwei Xie

Residence: Room 306. No. 76 Shilansancun, Putuo District, Shanghai

ID card No.: ***

(In this Agreement, Party A and Party B are collectively or individually called the “Borrower”)

Party C: Zhilian Wangpin (Beijing) Technology Co., Ltd (hereinafter called as the “Lender”) Address: Room 573, Shenchang Building, No. 51 Zhichun Road, Haidian District, Beijing; Legal representative: Sheng Guo

(In this Agreement, all the above parties are called collectively as the “Parties” and respectively as a “Party”)

Whereas,

1.	Borrower, through a series of contractual arrangements, holds 50% equity interest of Guangzhou Houbo Information Technology Co., Ltd. (the “Company”);

2.	The Company is a limited liability company duly incorporated and validly existing under the PRC laws, engaged in development of Internet technology, technological development of computer software and hardware and peripheral equipments, designing corporate image, economic information consulting, management consulting, investment consulting (except securities and futures investment consulting), marketing planning, intellectual property agency (except foreign copyright agency and patent agency), business information consulting, market research, designing, producing, publishing and acting for various types of advertisement and data processing businesses;

3.	According to the debt undertaking agreement signed by and among Borrower, Lender, Jobs DB China Investments Limited, Yan Luo, Guanzhu Wang and Guangzhou Houbo Information Technology Co., Ltd on June 20, 2014 (the “Debt Undertaking Agreement”), the Lender agrees to provide the Borrower with a loan with a total amount of RMB 13,537,873, for the Borrower to continue to hold 100% equity interest of the Company;

4.	The Parties intend to enter into this Agreement to clarify the respective rights and obligations of the Borrower and the Lender under the abovementioned loan arrangement.

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

1.	Loan

1.1 Under the provisions and conditions of this Agreement, the Borrower hereby confirms to have received, as of the day of execution of this Agreement, a loan with a total amount of RMB 13,537,873 provided by the Lender (the “Loan”), among which, the borrowing amount of Party A is RMB 6,768,936.5 and the borrowing amount of Party B is RMB 6,768,936.5.

1.2 The Borrower hereby confirms and guarantees to use the entire Loan for the purpose of continuing to hold 100% equity interest of the Company and providing to the Company for acquisition of 51.88% equity interest of Shenzhen CJOL Human Resources Co., Ltd, and the Borrower shall not use the money for any other purposes within the Company’s term of operation.

1.3 The Parties confirm that the Borrower will perform its obligation to repay the Loan to the Lender pursuant to this Agreement as well as other obligations hereunder.

2.	Term of Loan

2.1 The term of the Loan hereunder shall be ten (10) years from the date when the Borrower actually receives the Loan, which may be automatically extended for a one (1) year each thereafter if the Lender fails to raise its disagreement in writing within thirty (30) days before the expiry of the Loan.

2.2 During the term or any extended term of the Loan hereunder, the Lender may, through a written notice, determine that the Loan hereunder becomes immediately due and request the Borrower to repay the Loan in the manner stipulated herein, if any of the following events occurs:

(1)	The Borrower resigns or is dismissed by the Lender or its affiliates;

(2)	The Borrower dies or becomes a person incapacitated or with limited capacity for civil acts;

(3)	The Borrower commits a crime or is involved in a crime;

(4)	Any other third party claims more than RMB 100,000 against the Borrower;

(5)	Any representations or warranties made by the Borrower under this Agreement is proved untrue at the time when they are made or is proved inaccurate in any material aspects; or the Borrower breaches the obligations under this Agreement; or

(6)	According to the then effective PRC laws and practice, foreign investors are qualified to take up the business of value-added telecommunication, such as Internet information service and other services.

3.	Repayment of Loan

3.1 The Lender may, at any time and at its own absolute discretion, serve a fifteen (15) days’ prior repayment notice to the Borrower to request either or both of the Borrower to repay all or part of the Loan.

3.2 The Parties hereby agree and confirm that the Borrower has to repay the Loan only by the following methods: when the Loan is due, the Borrower (or its inheritors, successors or assigns) transfers its equity interest in the Company to the Lender or any person designated by it as requested by the Lender in its written notice and to the extent permissible by the PRC laws, and then the Borrower uses the proceeds arising from such transfer to repay the Loan and other payables.

3.3 It is unanimously agreed and confirmed by and among the Parties that the Borrower shall be deemed to have fulfilled its obligations hereunder only after both of the following conditions have been satisfied.

(1)	The Borrower has transferred all of its equity interests in the Company to the Lender and/or its designated person; and

(2)	The Borrower has repaid to the Lender with all of the transfer proceeds or an amount equivalent to the maximum amount permitted by the laws.

4.	Interest of Loan

4.1 All Parties hereby confirm that the Lender will not charge any interest on the Loan.

4.2 Notwithstanding the previous provision, the Parties hereby agree and confirm that, when the Loan is due and the Borrower has to transfer its equity interests in the Company to the Lender and/or its designated person, if the actual transfer proceeds exceed the principal of the Loan due to the legal requirement or other reasons, the part of the due transfer proceeds exceeding the principal of the Loan will be considered as the interest or capital occupation cost to the extent permissible by the PRC laws, and shall be repaid to the Lender together with the principal of the Loan.

5.	Borrower’s Representations, Warranties and Promises

5.1 The Borrower shall furnish Party A with a copy of Capital Contribution Certificate which evidences it owns 100% equity interests of the Company.

5.2 As the guarantee of the Loan, the Borrower agrees to pledge all its equity interests held in the Companies to the Lender and grant the Lender a call option to purchase such equity interests; and the Borrower agrees to execute the Equity Interest Pledge Agreement, Exclusive Equity Option Agreement and Business Operations Agreement upon the request of the Lender.

5.3 Without prior written consent by the Lender, the Borrower shall not sell, transfer, mortgage or otherwise dispose of its equity interests or other rights in the Companies (except for the equity pledge or other rights created for the Lender’s benefit), or allow any other security interest to be set on its equity interests except for the benefit of the Lender and/or its designated person.

5.4 Without the prior written consent by the Lender, the Borrower will not affirmatively vote for, support or execute any shareholders’ resolution at the Company’s shareholders’ meeting to approve, the Company’s merger with, acquisition by any person (for the purpose of this Agreement, any “person” shall mean any natural person, company, partnership or other entities), or the Company’s purchase of any person or assets, or investment in any person.

5.5 Without prior written consent by the Lender, the Borrower will not commit any action and/or omission that may materially affect the Company’s assets, business and liabilities; the Borrower will not sell, transfer, pledge or otherwise dispose of the legitimate or other beneficial interests in any of the Company’s assets, business or income, or allow other security interests to be created on it without Party A’s prior written consent, at any time since the date of execution of this Agreement.

5.6 The Borrower will not request the Company to distribute the dividend, or approve any shareholders’ resolution which may cause the Company to distribute dividend to its shareholders.

5.7 The Borrower will not supplement, amend or modify the Company’s articles of association, or increase or decrease its registered capital, or change the capital structures of the Company in any way without the Lender’s prior written consent.

5.8 According to fair finance and business standard and customs, the Borrower will maintain the existence of the Company, prudently and effectively operate business and deal with their matters, provide all the materials relating to the Company’s operation and financial conditions upon the Lender’s request, and ensure that the Company always maintain the asset value of the Company in the normal business operations.

5.9 Without prior written consent by the Lender, the Borrower will not make any resolution to cause any debt to be undertaken by the Company, except (i) the debt arising from normal or daily business but not from borrowing; and (ii)the debt already disclosed to the Lender and has obtained the written consent from the Lender.

5.10 Without prior written consent by the Lender, the Borrower will not enter into any material agreement, other than those executed in the ordinary course of business (as in this paragraph, the amount in the agreement that exceeds RMB one hundred thousand Yuan (RMB 100,000) shall be deemed as a material agreement).

5.11 In order to maintain its ownership of the equity interest, the Borrower will execute all requisite or appropriate documents, take all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims; at the same time, immediately notify the Lender of the occurrence or potential occurrence of any litigation, arbitration or administrative procedure related to the Company.

5.12 The Borrower will exercise any and all the rights as the Company’s shareholder upon the request by the Lender and only upon the Lender’s written authorization.

5.13 The Borrower will strictly comply with the provisions of this Agreement and perform all obligations under this Agreement, without committing any action or omission that suffices to affect the validity and enforceability of this Agreement.

6.	Taxes and Expenses

Unless otherwise provided in this Agreement, the Parties shall, according to the PRC laws and regulations, bear any and all taxes and expenses payable under this Agreement. Other taxes and reasonable expenses regarding the Loan shall be borne by the Lender, except in case of the Borrower’s breach of this Agreement.

7.	Effectiveness and Termination of the Agreement

7.1 This Agreement is concluded and takes effect upon its execution.

7.2 The Parties agree and confirm this Agreement shall be terminated on the day when the Parties have fulfilled their respective obligations under this Agreement; it is unanimously agreed and confirmed by and among the Parties that the Borrower shall be deemed to have completed its performance of the obligations hereunder only after both of the following conditions have been satisfied.

(1)	The Borrower has transferred all of its equity interest in the Company to the Lender and/or its designated person; and

(2)	The Borrower has repaid to the Lender all of the transfer proceeds.

7.3 In no event shall the Borrower unilaterally terminate or revoke this Agreement unless (1) the Lender commits gross negligence, fraud or other materially illegal action; or (2) the Lender terminates as a result of bankruptcy, dissolution, or being ordered to close down according to laws.

8.	Liabilities for Breach of Contract

If any party (“Defaulting Party”) breaches any provision of this Agreement, which causes damage to the other party (“Non-defaulting Party”), the Non-defaulting Party could notify the Defaulting Party in writing and request it to rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) working days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may immediately take the actions pursuant to this Agreement or take other remedies in accordance with laws.

9.	Confidentiality

All parties acknowledge and confirm that any oral or written materials exchanged by and among the Parties in connection with this Agreement are confidential. All parties shall keep secret of all such documents and not disclose any such documents to any third Party without prior written consent from other Parties unless under the following conditions:

(a) such documents are known or will be known by the public (excluding the receiving party discloses such documents to the public without authorization);

(b) any documents are required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or

(c) if any documents are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is held to be void, amended, cancelled, terminated or unable to perform for any reason whatsoever.

10.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be made in writing and delivered personally or sent by mail or facsimile transmission to the addresses of the other Parties set forth below or other designated addresses notified by such other Parties to such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: Xin WANG

Address: Level 6, 541 St Kilda Rd, Melbourne, Victoria, 3004

Phone: +61 3 8517 4100

Fax: +61 3 9510 7244

If to Party B: Yuanwei Xie

Address: Level 6, 541 St Kilda Rd, Melbourne, Victoria, 3004

Phone: +61 3 8517 4100

Fax: +61 3 9510 7244

If to Party C: Zhilian Wangpin (Beijing) Technology Co., Ltd

Attn: Sheng Guo

Address: Room 573, Shenchang Building, No. 51 Zhichun Road, Haidian District, Beijing

Phone:

Fax:

11.	Applicable Law and Dispute Resolution

11.1 The formation, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

11.2 The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultation.

11.3 In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by the Parties, any Party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the Parties. If any dispute occurs and is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

12.	Miscellaneous

12.1 The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

12.2 This Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the parties with respect to the subject matters herein and fully supersede all prior verbal and written agreements and understandings with respect to the subject matters herein.

12.3 This Agreement shall be binding upon and for the benefit of all the Parties hereto and their respective inheritors, successors and permitted assigns. Without the prior written consent by the Lender, the Borrower shall not transfer its rights, interest or obligations under this Agreement.

12.4 The Borrower hereby agrees that (i) if the Borrower dies, the Borrower agrees to immediately transfer its rights and obligations pursuant to this Agreement to the person designated by the Lender; (ii) the Lender may transfer its rights and obligation pursuant to this Agreement to other third parties when needed. The Lender only needs to issue a written notice to the Borrower for such transfer and no need to obtain the consent by the Borrower.

12.5 Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

12.6 If any provision of this Agreement is judged by a court of competent jurisdiction, governmental agency or arbitration authority as void, invalid or unenforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or unenforceable provisions and revise those void, invalid or unenforceable provisions to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

12.7 Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

12.8 This Agreement is executed with three (3) original copies; each Party holds one (1) original copy and original copies have equal legal effect.

[No text below]

[Signature Page of Loan Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by itself or their respective legal representative or a duly authorized representative on its behalf as of the date first written above.

Xin Wang

/s/ Xin Wang

Yuanwei Xie

/s/ Yuanwei Xie

Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

/s/ Zhilian Wangpin (Beijing) Technology Co., Ltd

Name:

Title: